Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction

DSIT Solutions Ltd.	Israel
GridSense Inc.	Colorado
OMX Holdings, Inc.	Georgia
OmniMetrix, LLC	Georgia